Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We have issued our report dated December 4, 2013, except for Note 15, as to which the date is January 23, 2014, with respect to the consolidated financial statements of Egalet Corporation and Subsidiaries contained in the Registration Statement and Prospectus on Form S-1, as amended, (File No. 333-191759), which are incorporated by reference in this Registration Statement on Form S-1MEF.  We consent to the incorporation by reference of the aforementioned report in this Registration Statement, and to the use of our name as it appears under the caption “Experts” in the prospectus incorporated by reference in this Registration Statement.

/s/ GRANT THORNTON LLP

Philadelphia, Pennsylvania

February 5, 2014